Exhibit 10.2

CONVERTIBLE LOAN AGREEMENT

made as of 17 October 2022

by and among

Earlybird Growth GmbH
(represented by Dr. Hendrik Brandis as General Partner of Earlybird Growth Opportunities Fund V GmbH & Co. KG)
Harry Blum-Platz 2
50678 Cologne
Germany

("Earlybird")

Pivotal bioVenture Partners Fund I L.P.
c/o Pivotal bioVenture Partners
501 Second Street, Suite 200
San Francisco, CA, 94107
USA

("Pivotal")

NFLS Beta Limited
Vistra Corporate Services Centre, Wickhams Cay II
Road Town, Tortola, VG1110, British Virgin Islands

("NFLS")

Any other shareholder of Oculis SA executing the adherence declaration in Annex A

("Adhering Shareholders")

(Earlybird, Pivotal, NFLS and the Adhering Shareholders
collectively the "Lenders" and individually a "Lender")

and

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

(the "Borrower" or "Oculis")

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and

VISCHER AG
represented by Dr. Matthias Staehelin
Aeschenvorstadt 4
4010 Basel, Switzerland

(the "Escrow Agent")

regarding the grant of a convertible loan

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Table of Contents

Preamble	4

1.	Definitions	5

2.	Convertible Loan	5

2.1	Loan Amount	5

2.2	No Joint Liability	6

3.	Interest	6

4.	Transfer to New Parent and Disbursment	6

5.	Term and Maturity	7

5.1	Coming into Effect	7

5.2	Repayment	7

6.	Events of Default	7

7.	Security	8

8.	Conversion	8

8.1	Conversion upon Acquisition Closing	8

8.2	Conversion at Maturity	8

8.3	Execution of the conversion	8

8.4	Payment of conversion price	8

8.5	Registration Rights	8

9.	Representations and Warranties	9

10.	General Provisions	9

10.1	No Set-off	9

10.2	Costs and Expenses	9

10.3	Notices	9

10.4	No Waiver	10

10.5	Entire Agreement	10

10.6	Severability	10

10.7	Amendments	11

10.8	Transfers or Assignments	11

10.9	Counterparts	12

11.	Governing Law and Jurisdiction	12

Annexes	15

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Preamble

A

Oculis SA is a Swiss corporation (Aktiengesellschaft /société anonyme) registered under the number CHE-237.826.774, duly existing under the laws of Switzerland with registered seat at Ecublens (VD), Switzerland.

B

Oculis intends to enter into a certain Business Combination Agreement ("BCA) with European Biotech Acquisition Corp., a Cayman Islands exempted company ("EBAC") and certain other parties named in the BCA. EBAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

C

Contemporaneously with the execution and delivery of the BCA, in connection with the Transactions (as defined in the BCA), EBAC and certain investors (the "PIPE Investors") are entering into subscription agreements (the "Subscription Agreements"), pursuant to which the PIPE Investors who are parties thereto have committed, on the terms and subject to the conditions of the Subscription Agreements, to subscribe for and purchase a certain number of shares of EBAC Class A Common Stock (the "PIPE Shares") before the First Merger Effective Time (as defined in the BCA).

D

Contemporaneously with the execution and delivery of the BCA, in connection with the Transactions (as defined in the BCA), certain shareholders of Oculis are entering into this convertible loan agreement (the "Loan Agreement") pursuant to which the Lenders, on the terms and subject to the conditions of this Loan Agreement, grant to Oculis the right to issue a convertible loan with certain conversion rights. All Oculis shareholders are able to participate in the Loan Agreement pro-rata in proportion to their equity interest in Oculis, on substantially identical principal terms and conditions as those of the PIPE Investors in the PIPE shares.

E

Following the Second Merger Effective Time and prior to the Company Share Contribution, it is the intent of the parties hereto that New Parent shall assume this Loan Agreement and if New Parent does not assume this Loan Agreement it shall terminate in accordance with the provisions of this Loan Agreement and which, if such assumption is made, will become the new Borrower.

F

Immediately after such assumption (assuming such assumption has been made) but before the Company Share Contribution, the Lenders shall exercise their conversion rights (in exchange for New Parent Shares at economically the same conditions as the PIPE Investors who have entered into Subscription Agreements and have received first Surviving EBAC Shares and thereafter New Parent Shares) by Conversion Declarations in the form set forth in Annex 8.2 of this Loan Agreement.

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G

For U.S. federal income tax purposes, the parties hereto intend that (i) the Loans shall be treated as issued solely by New Parent following the Second Merger Effective Time and prior to the Company Share Contribution and not at any other time or by any other person or entity (including, for the avoidance of doubt, Oculis), (ii) the Loans shall not be treated as issued until the receipt by New Parent of cash to fund the Loans from the Lenders following the Second Merger Effective Time, and (iii) until such time as cash to fund the Loans has been paid to New Parent, the Escrow Agent shall hold any such cash on behalf of the Lenders that funded such payment, and such Lenders shall be treated for U.S. federal income tax purposes as the owners of such cash (and interest or other proceeds, if any, earned thereon) unless and until such cash is delivered to New Parent.

H

On the Acquisition Closing Date, New Parent and other parties are entering into a Registration Rights Agreement in substantially the form attached to the BCA (as amended in writing by EBAC and Oculis), which grants registration rights to shareholders of New Parent and imposes certain lock-up obligations on shareholders of New Parent which received their shares in exchange of shares of Oculis pursuant to the BCA or upon the conversion of the Loans pursuant to this Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions

Capitalized terms used in this Loan Agreement shall have in first priority the meaning as set forth in Annex 1 and in second priority as defined in the BCA.

2.	Convertible Loan

2.1	Loan Amount

The Lenders hereby grants to the Borrower a convertible loan (each a "Loan") as follows:

Name of Lender	Amount in USD (the "Principal Amount")
Earlybird	[***]
Pivotal	[***]
NFLS	[***]
Adhering Lenders	[***]
Maximum Total	[***]

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For U.S. tax purposes, the Parties agree that Oculis shall not be treated as a borrower of this instrument, and the Loans contemplated hereunder shall not be treated as issued until such time as the Escrow Agent releases the Lenders’ funds to New Parent (assuming New Parent has assumed this Loan Agreement).

2.2	No Joint Liability

The rights and obligations of the Lenders under this Loan Agreement shall be several (and not joint). Each Lender may exercise and enforce its rights hereunder individually in accordance with this Loan Agreement, and the non-performance by the Borrower or another Party (the "Defaulting Party") shall not relieve either the Borrower nor any other Party from performing its obligations under this Loan Agreement, nor shall Oculis (provided it is not the Defaulting Party) or any other Party be liable for the non-performance by the Defaulting Party.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Loan Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft / société simple).

3.	Interest

The Loan shall be interest-free.

4.	Transfer to New Parent and Disbursment

Following the Second Merger Effective Time and prior to the Company Share Contribution, it is the intention of the parties hereto that New Parent shall assume this Loan Agreement. Each party hereto hereby consents to such assumption and, following such assumption, shall fully release Oculis from any obligation under this Loan Agreement.

In preparation of the Acquisition Closing, each Lender shall wire the Principal Amount in full within five (5) Business Days upon the request of the Escrow Agent to the following notarial escrow account of the Escrow Agent:

IBAN No:	CH94 0029 2292 1057 6311 3
Currency:	USD
Account holder:	VISCHER AG, Aeschenvorstadt 4, 4010 Basel, Switzerland
Bank:	UBS Switzerland AG, Aeschenvorstadt 1, 4002 Basel, Switzerland
SWIFT:	UBSWCHZH80A
Reference:	Convertible Loan Oculis

The Escrow Agent shall hold the Principal Amount in its own name but for the account of and the benefit of the respective Lenders that funded the Principal Amount, and such Lenders shall be treated as the owners of the Principal Amount and any earnings thereon for U.S. federal income tax purposes, unless and until the Principal Amount is delivered by the Escrow Agent to New Parent as provided herein. New Parent shall have no right to and shall not be entitled to receive the Principal Amount pursuant to this Agreement until after the Second Merger Effective Time.

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If BCA is terminated prior to the Second Merger Effective Time or the Second Merger does not take place, the amounts funded by each Lender shall be promptly returned to such Lenders.

In no event will Oculis have any right or entitlement to all or any portion of the Principal Amount (or any interest or proceeds earned thereon). Oculis shall not be entitled to receive or call the disbursement of the Principal Amount.

Any disbursement of the Principal Amount (other than a return of the amounts funded by the Lenders to the Lenders if the BCA is terminated prior to the Second Merger Effective Time or the Second Merger does not take place) (i) may only be made upon instruction of the Escrow Agent solely in preparation of the Acquisition Closing (ii) shall be made only after the Second Merger Effective Time, (iii) shall be made only after Oculis effectively assigns this Loan Agreement to New Parent and (iv) shall be made only to New Parent if New Parent has assumed the Loan Agreement.

5.	Term and Maturity

5.1	Coming into Effect

This Loan Agreement only comes into force if signed by the respective Lender and the Borrower and only upon completion of the Second Merger.

5.2	Repayment

The obligation to disburse the Principal amount shall terminate and any Outstanding Loan Amount shall become due for repayment in cash on the earlier of:

a)	immediately following the occurrence of an Event of Default as set forth in Section 6 below;

b)	within 10 Business Days after termination of the BCA;

c)	immediately following the failure of the Second Merger to occur in accordance with the BCA; or

d)	on 31 March 2023 ("Maturity Date"), but in any event not earlier than 20 Business Days after the consummation of the BCA if the Loan has not been converted into New Parent Shares and the BCA has not been terminated.

6.	Events of Default

If any of the events listed hereafter (each an "Event of Default") occurs, each Lender may terminate this Loan Agreement with immediate effect:

a)	the Borrower is declared bankrupt by a court, applies for bankruptcy (Konkurs) or reorganization (Nachlassstundung), or has a resolution passed for its winding-up, a creditor files a petition for bankruptcy (Konkursbegehren); and

b)	any representation or warranty set forth in Section 0 proves to have been inaccurate or misleading in any material respect and the consequences of such breach are not fully cured within 10 calendar days from the date of receipt of a respective written notice by the Borrower from the Lender.

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7.	Security

The Loan shall not be secured.

8.	Conversion

8.1	Conversion upon Acquisition Closing

Following the Second Merger Effective Time and prior to the Company Share Contribution, it is the intent of the parties that New Parent shall assume this Loan Agreement from Oculis.

Immediately after such assumption (if such assumption occurs), by Conversion Declarations in the form set forth in Annex 8.2, the Lenders shall exercise their conversion rights in exchange for Shares of the new Borrower at economically the same conditions as the PIPE Investors who have entered into Subscription Agreements have received first Surviving EBAC Shares and thereafter New Parent Shares.

8.2	Conversion at Maturity

On Maturity, if the Loan Agreement has been assumed by the new Borrower and if the Loan has been disbursed and this Loan Agreement has not been terminated, each Lender shall have the right to convert the Outstanding Loan into Shares of the new Borrower at economically the same conditions as the PIPE Investors who have entered into Subscription Agreements and have received first Surviving EBAC Shares and thereafter New Parent Shares.

8.3	Execution of the conversion

To execute the conversion, the Lender shall submit a conversion declaration to the Borrower, substantially in the form as set out in Annex 8.2 ("Conversion Declaration"). The Borrower undertakes and is obliged to take all necessary corporate and other steps to give effect to, and to complete, the conversion as set forth in this Section. No fractional shares of the new Borrower shall be issued upon conversion. In lieu of any fractional shares to which a Lender would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the applicable conversion price. In no event will shares of Oculis be delivered to Lenders as a result of any conversion of any Loan.

8.4	Payment of conversion price

Following the Second Merger Effective Time and prior to the Company Share Contribution, the Escrow Agent shall wire to the new Borrower the nominal value of each Share of the new Borrower (CHF 0.01 per Share of the new Borrower) to be received in exchange of the Principal Amount. The disbursement of the Principal Amount to the new Borrower shall be subject to the issuance of the shares of the new Borrower resulting from the conversion to the Lenders, as evidenced by an extract from the share register of the new Borrower.

8.5	Registration Rights

Each Lender shall be offered the opportunity to enter at conversion with the new Borrower into a registration rights agreement with the terms not less favorable to such Lender as outlined in Annex 8.5. Absent such agreement the Borrower shall use commercially reasonable efforts that such Lender is treated equally to any PIPE Investor.

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9.	Representations and Warranties

The Borrower represents and warrants as per the date of this Loan Agreement the following:

a)	the Borrower is a Swiss stock corporation duly incorporated and validly existing under the laws of Switzerland, with the power and authority (corporate and other) to own its properties and conduct its business in the ordinary course;

b)	the Borrower has good title to or valid leases or licenses of or is otherwise entitled to use, all material assets required by it to carry on its business as it is being, or is proposed to be, conducted;

c)	the Borrower is duly authorized to enter into and perform its obligations under or in connection with this Loan Agreement; and

d)	the obligations of the Borrower according to this Loan Agreement are valid, binding and enforceable against the Borrower subject only to bankruptcy, insolvency, reorganization, and composition or similar laws affecting creditors' rights in general.

10.	General Provisions

10.1	No Set-off

Other than in connection with a conversion as set forth in Section 8, the Lender shall not be allowed to set-off any claim under this Loan Agreement with any debts owed to Oculis.

10.2	Costs and Expenses

Each Party shall bear its own costs and expenses in connection with negotiation of this Loan Agreement.

10.3	Notices

All notices and other communications to be given under or in connection with this Loan Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested) or by an internationally recognized courier, in all cases additionally in advance by e-mail, to the following address:

If to Oculis or, after the Acquisition Closing Date, New Parent to:

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne, Switzerland

Attention:	Riad Sherif
Email:	riad.sherif@oculis.com

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with a copy to (which shall not constitute notice to Oculis or New Parent):

Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK

Attention:	Michal Berkner
Divakar Gupta
Ryan Sansom
E-mail:	mberkner@cooley.com
dgupta@cooley.com
rsansom@cooley.com

and

VISCHER AG

Aeschenvorstadt 4
4010 Basel, Switzerland

Attention:	Matthias Staehelin
Vincent Reardon
E-mail:	mstaehelin@vischer.com
vreardon@vischer.com

If to any Oculis Shareholder to the address included in the share register of Oculis SA and if to any other Lender to the address indicated in the Adherence Declaration.

10.4	No Waiver

Failure by either Party to enforce any rights under this Loan Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

10.5	Entire Agreement

This Loan Agreement including its annex embodies the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

10.6	Severability

If any term or provision of this Loan Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Loan Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

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10.7	Amendments

This Loan Agreement may be amended only in writing through a document duly signed by all Parties and any waivers to this Loan Agreement require prior written approval of Oculis and the respective Lender.

10.8	Transfers or Assignments

No Lender shall transfer the Loan or assign any of its rights or obligations under the Loan or under this Loan Agreement to any third party without the prior written consent of the Borrower other than the transfer to New Parent following the Second Merger Effective Time in accordance with the terms of this Loan Agreement.

The Borrower shall not transfer the Loan or assign any of its rights or obligations to any person other than the transfer to New Parent following the Second Merger Effective Time in accordance with the terms of this Loan Agreement without the prior written consent of the Borrower.

This Loan Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. The rights and obligations under this Loan Agreement may only be transferred together with the shares held in Oculis, such transfer of shares to take place in accordance with this shareholders' agreement dated 1 April 2021 entered into the other shareholders of Oculis (the "Oculis Shareholders' Agreement"). Furthermore, any transfer shall be permitted pursuant which a Lender transfers by will or intestate succession upon the death of a Lender, including insofar as any of the Loan Amount are held pursuant to any grant of probate or letters of administration in respect of the estate of any deceased Lender, transfers to the executors, administrators or any other similar personal representatives of such Lender, or any other beneficiaries, in accordance with the will of such Lender or the applicable laws or otherwise as directed by the order of any relevant courts or tribunals of competent jurisdiction.

Each Party undertakes individually for itself vis-à-vis each other Party, to impose on its individual legal successors, if any, the rights and obligations arising under this Loan Agreement in such a way, that its individual legal successors are bound by the rights and obligations under the Oculis Shareholders' Agreement as if they had themselves undertaken these rights and obligations.

Notwithstanding the foregoing, no Party shall enter into any arrangement with any other person, as a result of which Swiss stamp duties and withholding tax on interest payments could be triggered. The Parties agree and shall procure that during the term of this Loan Agreement, the Borrower shall at no time be the recipient of loans or other debt capital (including the Loan) from more than twenty creditors and the Company shall not accept Additional Lenders if this would result in to more than twenty such creditors.

Notwithstanding anything to the contrary in this Loan Agreement, the Lender shall not enter into any arrangement with another person under which it substantially transfers all or part of its Loan or its exposure under this Loan Agreement to that other person (including any sub-participation), except to the extent that legal counsel to Oculis express its belief that such transaction will not trigger adverse legal or tax consequences.

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Notwithstanding the above, NFLS and Pivotal (each an "Affiliated Party") are to be considered and treated as Affiliates (as such term is defined in the Shareholders' Agreement) and may freely transfer any rights and obligations under this Loan Agreement between themselves. Satisfaction of an aggregate obligation of Affiliated Parties by one Affiliated Party or by some combination of Affiliated Parties shall be deemed to be satisfaction of such obligation by all Affiliated Parties and the right to satisfy such obligation shall not be offered to other Shareholders if so satisfied by the Affiliated Parties.

10.9	Counterparts

This Loan Agreement may be executed in so many counterparts as there are Parties to it, each of which shall constitute an original, and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument. Execution copies may be delivered as a PDF by e-mail (in which case original copies shall subsequently be sent by mail as soon as possible).

11.	Governing Law and Jurisdiction

This Loan Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland excluding its conflict of law rules.

Any dispute, controversy or claim arising out of, or in relation to this Loan Agreement, including the validity, invalidity, breach, or termination thereof, shall be exclusively resolved by the ordinary courts of Lausanne (Switzerland).

***

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Signatures

The Lenders

Place	Date

Earlybird Growth GmbH

Represented by Dr. Hendrik Brandis as General Partner of Earlybird Growth Opportunities Fund V GmbH & Co. KG

Signature	Signature

Name	Name
Title	Title

Place	Date

Pivotal bioVenture Partners Fund I L.P.

Pivotal bioVenture Partners Fund I G.P., L.P., represented by its general partner

Pivotal bioVenture Partners Fund I U.G.P. Ltd, represented by its general partner

Signature	Signature

Name	Name
Title	Title

Place	Date

Convertible Loan Agreement regarding Oculis SA, 17 October 2022	14/ 21

Signatures

The Lenders

Place	Date

Earlybird Growth GmbH

Represented by Dr. Hendrik Brandis as General Partner of Earlybird Growth Opportunities Fund V GmbH & Co. KG

Name	Name
Title	Title

Place	Date

NFLS Beta Limited

Name	Name
Title	Title

Place	Date

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The Borrower

Place	Date

Oculis SA

Name	Name
Title	Title

Annexes

Annex A	Adherence Declaration
Annex 1	Definitions
Annex 8.2	Conversion Declaration
Annex 8.5	Registration Rights

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Annex A

Adherence Declaration

as of [DATE]

made by

Name: _____________________

Address: _____________________

(hereinafter "Additional Lender")

WHEREAS, the Convertible Loan Agreement as of 14 October 2022 regarding Oculis SA, a Swiss corporation (Aktiengesellschaft /société anonyme) registered under the number CHE-237.826.774, duly existing under the laws of Switzerland with registered seat at Ecublens (VD) ("Oculis"), was executed between Oculis and certain lenders (the "Loan Agreement", enclosed to this Adherence Declaration);

WHEREAS, pursuant to the Loan Agreement existing shareholders and, if applicable, third parties may participate in the investment in Oculis by way of adherence to the Loan Agreement;

WHEREAS, the Additional Lender is willing participate in the investment in Oculis by way of executing this Adherence Declaration;

NOW, THEREFORE, the Additional Lender hereby declares and agrees to the following:

1.	DEFINITIONS

Unless otherwise defined in this Adherence Declaration, all capitalized terms shall have the meaning according to the definition in the Loan Agreement.

2.	Adherence to the Loan Agreement

The Additional Lender hereby agrees to become a Party to the Loan Agreement (as an Additional Lender), to be bound by the terms of the Loan Agreement and to grant a Loan to Oculis under the Loan Agreement in the amount of

USD ______________________

according to the terms in this Adherence Declaration and according to the terms of the Loan Agreement.

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3.	Notices

All Notices pursuant to Section 10.3 of the Loan Agreement shall, with respect to the Additional Lender, be given to the address indicated on the first page.

4.	Governing Law and Jurisdiction

This Adherence Declaration shall be governed by and construed in accordance with the substantive laws of Switzerland excluding its conflict of law rules.

Any dispute, controversy or claim arising out of, or in relation to this Adherence Declaration, including the validity, invalidity, breach, or termination thereof, shall be exclusively resolved by the ordinary courts of Lausanne (Switzerland).

IN WITNESS WHEREOF the Additional Lender and Oculis have caused this Adherence Declaration to be duly executed

Place	Date

The Adhering Lender: ___________

Signature	Signature

Name	Name
Title	Title

The Borrower

Place	Date

Oculis SA

Signature	Signature

Name	Name
Title	Title

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Annex 1

Definitions

Acquisition Closing Date	shall have the meaning set forth in the BCA.
Additional Lender	shall have the meaning as defined in the introduction of this Loan Agreement.
Annex	means an annex to this Loan Agreement.
BCA	shall have the meaning set forth in recital B.
Borrower	shall have the meaning as defined on the first page of the Loan Agreement.
Business Day	shall mean a day (other than a Saturday or Sunday) on which banks in Lausanne are opened for general business during the full day.
Conversion Declaration	shall have the meaning set forth in Section 0.
Loan Agreement(s)	shall have the meaning set forth in recital F.
Defaulting Party	shall have the meaning set forth in Section 0.
EBAC	shall have the meaning set forth in the introduction of this Loan Agreement.
EBAC	shall have the meaning set forth in recital B.
Event of Default	shall have the meaning set forth in Section 6.
First Merger	shall have the meaning set forth in the BCA.
First Merger Effective Time	shall have the meaning set forth in the BCA.
Governing Documents	shall have the meaning set forth in the BCA.
Law(s)	shall have the meaning set forth in the BCA.
Lender(s)	shall have the meaning as defined in the introduction of this Loan Agreement.
Maturity Date	shall have the meaning set forth in Section 0 c).
New Parent	shall have the meaning set forth in the introduction of this Loan Agreement.
New Parent Shares	shall have the meaning set forth in recital H.

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Oculis	shall have the meaning set forth in the introduction of this Loan Agreement.
Oculis Shareholder	shall mean a holder of shares in Oculis
Oculis Shareholders' Agreement	shall have the meaning set forth in Section 10.8.
Outstanding Loan Amount(s)	shall mean any amount outstanding as loan pursuant to this Loan Agreement
Party or Parties	means the parties to this Loan Agreement.
PIPE Investor	shall have the meaning set forth in the BCA.
Principal Amount	shall have the meaning set forth in Section 2.1.
Second Merger Effective Time	shall have the meaning set forth in the BCA.
Series B Preferred Shares	shall mean the Series B Preferred Shares issued by Oculis as listed in Annex A.
Series C Preferred Shares	shall mean the Series C Preferred Shares issued by Oculis as listed in Annex A.
Sponsor	shall have the meaning set forth in the BCA.
Subscription Agreement(s)	shall have the meaning set forth in the BCA.
Surviving EBAC Shares	shall have the meaning set forth in the BCA.
Taxes	shall have the meaning set forth in the BCA.
Transactions	shall have the meaning set forth in the BCA.

***

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Annex 8.5

Conversion Declaration

To:	[New Parent]

From:	[Lender]

[Place/Date]

Convertible Loan Agreement – Conversion Declaration

Ladies and Gentlemen,

We refer to the convertible loan agreement dated [DATE] (the "Loan Agreement") between Oculis SA as Borrower and [Lender] as Lender. We take note that New Parent has assumed the Loan Agreement. Capitalized terms used in this Conversion Declaration but not otherwise defined herein shall have the meaning as ascribed to them in the Loan Agreement.

In full knowledge of the [New Parent's] articles of association, we herewith:

1.	exercise our conversion right as pursuant to Section 8 of the Loan Agreement in respect of ___ [number] of ___ [category of shares] with an aggregate nominal amount of CHF ___ [nominal amount] and an aggregate issue price of CHF ___ [issue price];

2.	unconditionally undertake to make a corresponding capital contribution to the Borrower by setting off the aggregate issue price of USD ___ [issue price] with our claim for payment of the Outstanding Loan Amount under the Loan Agreement in the aggregate amount of USD ___ [claim under Loan Agreement];

3.	request that [New Parent] accepts this Conversion Declaration and procures the booking of ___ [number] of respective shares into the share register; and

4.	request the Borrower to provide us with an excerpt from the Borrower 's share register giving evidence of the new shares being registered in our name.

Yours faithfully,

[Lender]

Name	Name
Title	Title

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We confirm that the Conversion Declaration is duly completed, accurate and correct in all respects and that we accept the above.

Yours faithfully,

Place:	Date:

[New Parent]

***

Name	Name
Title	Title